Exhibit 99.1

Imperial Holdings, Inc. Announces First Quarter 2013 Results

Boca Raton, FL, May 14, 2013 – Imperial Holdings, Inc. (NYSE: IFT) (“Imperial” or the “Company”), a specialty finance company with a focus on providing liquidity solutions to owners of illiquid financial assets, announced today its financial results for the quarter ended March 31, 2013.

First Quarter 2013

Total income was $6.3 million for the three months ended March 31, 2013, compared to $10.0 million for the same period in 2012, a decrease of $3.7 million. Total expenses were $10.6 million for the three months ended March 31, 2013 compared to $18.9 million for the same period in 2012, a decrease of $8.3 million. The reduction in expenses was attributed primarily to a decrease in legal fees related to a previously resolved government investigation into the Company’s now legacy premium finance business. The Company reported a net loss of $4.3 million, or ($.20) per fully diluted share, for the three months ended March 31, 2013, compared to a net loss of $8.9 million, or ($.42) per fully diluted share, for the same period in 2012. Of the $4.3 million net loss, approximately $2.3 million was attributable to a non-cash charge associated with a proposed class action settlement.

In the life finance segment, total income was $2.1 million for the first quarter of 2013 compared to total income of $6.0 million for the first quarter of 2012, a decrease of $3.9 million. Income was driven by a change in fair value of life settlements of $1.8 million which includes maturities of two life settlement policies that resulted in an increase in fair value of $4.9 million. This was offset by a decrease of $3.1 million associated with the fair value of the other policies in the Company’s portfolio of 220 life insurance policies. At March 31, 2013 the estimated fair value of the Company’s life insurance policies was $117.7 million compared to $113.4 million at December 31, 2012. The weighted average discount rate used in the Company’s fair value model was 22.58% at March 31, 2013, as compared to 24.01% at December 31, 2012. The aggregate face value of the Company’s portfolio of life insurance policies was $1.1 billion at March 31, 2013. Segment expenses were $2.1 million during the first quarter compared to $5.1 million for the same period in 2012, a decline of $3.0 million. The decrease in expenses was primarily related to lower legal fees and lower interest expense and amortization of deferred cost associated with the Company’s legacy premium finance loan portfolio. Segment operating income was $32,000 for the three months ended March 31, 2013, a decrease of $796,000 over segment operating income of $828,000 for the same period in 2012. As mentioned above, two policies owned by the Company matured during the quarter ended March 31, 2013 and the Company received proceeds of $6.0 million which, together with interest, were collected during the second quarter of 2013. Operating results for this segment do not reflect the policies that were previously subject to subrogation rights and the acquired policies announced by the Company on May 1, 2013. Together, with those policies, the Company has a portfolio of 639 life insurance policies with an aggregate face value of approximately $3.1 billion as of the date of this press release.

In the Structured Settlement segment, total income was $4.2 million for the first quarter of 2013 compared to $3.2 million for the same period in 2012. Segment expenses decreased by $2.1 million to $4.0 million for the first quarter of 2013 compared to $6.1 million in the same quarter in 2012. The decrease was primarily attributed to lower marketing and personnel costs. Segment operating income was $243,000 for the first quarter in 2013 compared to a segment operating loss of $2.9 million for the same period in 2012, an improvement of $3.1 million. The Company originated 171 transactions during the first quarter in 2013 compared to 241 during the same period in 2012.

As of March 31, 2013, the Company had $50.7 million of cash and cash equivalents and as of May 10, 2013, it had cash and cash equivalents of $25.0 million. The book value of the Company’s common stock at March 31, 2013 was $5.78 per share.

Antony Mitchell, Chief Executive Officer, commented, “Since the start of the year, we have made significant progress in solidifying and growing shareholder value. We strengthened our balance sheet with the recognition of over 400 additional life insurance policies and our recently announced credit facility pays premiums on 459 of the 639 policies we own. We are currently focusing on our remaining policies and are in the process of analyzing the most efficient way to maximize the value of these assets.” Mr. Mitchell added, “As previously announced, we expect to operate our structured settlements business segment at break even or better for the year and I am pleased to announce we are off to a solid start with a slight profit in the first quarter. While there may be slight fluctuations throughout the year, we plan to continue to operate this segment near these levels.”

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that, through its operating subsidiaries, provides customized liquidity solutions to owners of illiquid financial assets. Imperial’s primary operating units are Life Finance and Structured Settlements. In its Life Finance unit, Imperial purchases and sells life insurance policies. In its Structured Settlements unit, Imperial purchases from individuals long-term annuity payments issued by highly rated U.S. insurance companies. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Imperial’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the absence of a material adverse change affecting the Company and its subsidiaries or the value of its portfolio of life insurance policies; unanticipated issues that prevent or delay the Company’s independent registered public accounting firm from concluding its procedures for the then applicable reporting period or that require additional efforts, procedures or review; the investigation by the Securities and Exchange Commission, and potential adverse outcomes associated with the investigation, including payments or fines the Company may be required to make, restrictions placed upon the Company and legal proceedings that may relate to these matters; the possibility that payments due to the Company under certain policies may be delayed; the Company’s ability to manage and source capital for the life insurance policies it owns that it cannot borrow against under the revolving credit facility; the amount of legal expenses for which the Company is reimbursed under its directors and officers insurance policy; and the accuracy of actuarial assumptions underlying the Company’s models. All forward-looking statements attributable to Imperial or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

Contact:

David Sasso

Imperial Holdings, Inc.

Director- Investor Relations

561.672.6114

IR@imperial.com

www.imperial.com

-SELECTED FINANCIAL TABLES FOLLOW-

Imperial Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012*
	(Unaudited)
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$11,729	$7,001
Cash and cash equivalents (VIE restricted)	38,929	—
Restricted cash	—	1,162
Investment securities available for sale, at estimated fair value	—	12,147
Deferred costs, net	—	7
Deferred costs, net (VIE restricted)	426	—
Prepaid expenses and other assets	15,860	14,165
Deposits - other	3,551	2,855
Interest receivable, net	497	822
Loans receivable, net	1,769	3,044
Structured settlement receivables at estimated fair value	2,050	1,680
Structured settlement receivables at cost, net	1,593	1,574
Investment in life settlements, at estimated fair value	8,499	113,441
Investment in life settlements, at estimated fair value (VIE restricted)	109,233	—
Receivable for maturity of life settlements (VIE restricted)	6,039	—
Fixed assets, net	182	232
Investment in affiliates	2,276	2,212

Total assets	$202,633	$160,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$7,586	$6,606
Accounts payable and accrued expenses (VIE restricted)	19	—
Other liabilities	24,731	20,796
Interest payable (VIE restricted)	60	—
Notes payable, net of discount (VIE restricted)	41,435	—
Income taxes payable	6,295	6,295

Total liabilities	80,125	33,697
Commitments and Contingencies (Note 15)
Stockholders’ Equity
Common stock (80,000,000 authorized; 21,206,121 issued and outstanding as of March 31, 2013 and December 31, 2012)	212	212
Additional paid-in-capital	238,255	238,064
Accumulated other comprehensive loss	—	(3)
Accumulated deficit	(115,959)	(111,628)

Total stockholders’ equity	122,508	126,645

Total liabilities and stockholders’ equity	$202,633	$160,342

Imperial Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended
	March 31,
	2013	2012
	(in thousands, except share and per share data)
Income
Interest income	$87	$906
Interest and dividends on investment securities available for sale	14	128
Origination fee income	—	250
Realized gain on sale of structured settlements	3,541	2,475
Gain on sale of life settlements, net	—	236
Change in fair value of life settlements	1,840	4,255
Unrealized change in fair value of structured settlements	545	610
Servicing fee income	234	358
Other income	92	748

Total income	6,353	9,966

Expenses
Interest expense	103	774
Gain on loan payoffs and settlements, net	—	(9)
Amortization of deferred costs	7	982
Personnel costs	3,332	3,689
Marketing costs	811	2,162
Legal fees	4,077	7,890
Professional fees	1,101	1,919
Insurance	519	470
Other selling, general and administrative expenses	694	1,001

Total expenses	10,644	18,878

Loss before income taxes	(4,291)	(8,912)
Provision (benefit) for income taxes	40	(41)

Net loss	$(4,331)	$(8,871)

Loss per share:

Basic	$(0.20)	$(0.42)

Diluted	$(0.20)	$(0.42)

Weighted average shares outstanding:

Basic	21,206,121	21,204,618

Diluted	21,206,121	21,204,618

Life Finance Segment Data

	For the Three Months Ended March 31,
	2013	2012

Period Acquisitions — Policies Owned
Number of policies acquired	8	9
Average age of insured at acquisition	76.8	75.8
Average life expectancy - Calculated LE (Years)	12.3	12.6
Average death benefit	$4,094	$6,833
Aggregate purchase price	$1,524	$2,163

End of Period — Policies Owned
Number of policies owned	220	197
Average Life Expectancy - Calculated LE (Years)	10.8	10.5
Aggregate Death Benefit	$1,099,906	$991,966
Aggregate fair value	$117,732	$102,295
Monthly premium — average per policy	$10.4	$8.2

End of Period Loan Portfolio
Loans receivable, net	$1,769	$19,300
Number of policies underlying loans receivable	14	94

Aggregate death benefit of policies underlying loans receivable	$56,900	$431,350
Number of loans with insurance protection	5	56
Loans receivable, net (insured loans only)	$93	$12,789
Average Per Loan:
Age of insured in loans receivable	75.8	75.1
Life expectancy of insured (years)	15.6	15.5
Monthly premium	$5	$5
Loan receivable, net	$126	$205
Interest rate	12.5%	12.4%

Structured Settlements Segment Data

	For the Three Months Ended March 31,
	2013	2012
Period Originations:
Number of transactions	171	241
Number of transactions from repeat customers	85	70
Average purchase discount rate	17.4%	18.5%
Face value of undiscounted future payments purchased	$30,721	$30,429
Amount paid for settlements purchased	$5,539	$5,653
Marketing costs	$811	$2,162
Selling, general and administrative (excluding marketing costs)	$3,138	$3,927
Average Per Origination During Period:
Face value of undiscounted future payments purchased	$180	$126
Amount paid for settlement purchased	$32	$23
Time from funding to maturity (months)	12.9	131.7
Marketing cost per transaction	$5	$9
Segment selling, general and administrative (excluding marketing costs) per transaction	$18	$16
Period Sales:
Number of transactions originated and sold	163	175
Realized gain on sale of structured settlements	$3,541	$2,475
Average sale discount rate	9.8%	10.5%
End of Period Portfolio:
Number of transactions on balance sheet	97	132